Exhibit 3.1

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
Arch Coal, Inc.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Arch Coal, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof and inserting the following in lieu thereof:

“FIRST: The name of the Corporation is Arch Resources, Inc. (hereinafter referred to as the “Corporation”).”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this Certificate of Amendment shall become effective on May 15, 2020 at 12:01 a.m. Eastern time.

IN WITNESS WHEREOF, Arch Coal, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 14th day of May, 2020.

Arch Coal, Inc.

By:	/s/ Robert G. Jones
Robert G. Jones
Senior Vice President-Law, General Counsel
and Secretary